Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
By and Between
ELITE PHARMACEUTICALS, INC.
(a Nevada corporation)
and
ELITE PHARMACEUTICALS INC.
(a Delaware corporation)

AGREEMENT AND PLAN OF MERGER

 This Agreement and Plan of Merger (the “Plan”) is adopted as of January 5, 2012, by and between Elite Pharmaceuticals, Inc., a Delaware corporation (“Elite Pharmaceuticals Delaware”), and Elite Pharmaceuticals, Inc., a Nevada corporation and a wholly owned subsidiary of Elite Pharmaceuticals Delaware (“Elite Pharmaceuticals Nevada”).

WHEREAS, Elite Pharmaceuticals Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, Elite Pharmaceuticals Nevada is a corporation duly organized and existing under the laws of the State of Nevada;

WHEREAS, as of  the date hereof, Elite Pharmaceuticals Delaware has authority to issue 690,015,000 shares consisting of 690,000,000 shares of common stock, $0.001 par value per share (“Delaware Common Stock”), of which 265,981,747 shares are issued and outstanding, and 15,000 shares of preferred stock par value $0.01 per share (“Delaware Preferred Stock”), of which 6,875.1 shares are issued and outstanding as follows: 796.6 shares of Series B Preferred Stock, 2,966 shares of Series C Preferred Stock and 3,112.5 shares of Series E Preferred Stock (respectively, the “Delaware B Preferred”, “Delaware C Preferred” and “Delaware E Preferred”);

 WHEREAS, as of  the date hereof, Elite Pharmaceuticals Nevada has authority to issue 690,015,000 shares consisting of 690,000,000 shares of common stock, $0.001 par value per share (“Nevada Common Stock”), of which Ten shares are issued and outstanding, and 15,000 shares of preferred stock par value $0.01 per share (“Nevada Preferred Stock”) with the following authorized series: 800 shares of Series B Preferred Stock, 3,200 shares of Series C Preferred Stock and 4,000 shares of Series E Preferred Stock (respectively, the “Nevada B Preferred”, “Nevada C Preferred” and “Nevada E Preferred”); none of which shares of Nevada Preferred Stock are issued and outstanding;

 WHEREAS, on the date hereof, the Ten shares of Nevada Common Stock issued and outstanding are owned by Elite Pharmaceuticals Delaware;

WHEREAS, the respective boards of directors of Elite Pharmaceuticals Nevada and Elite Pharmaceuticals Delaware have determined that, for the purpose of effecting the reincorporation of Elite Pharmaceuticals Delaware in the State of Nevada, it is advisable and in the best interests of such corporations and their respective shareholders that Elite Pharmaceuticals Delaware merge with and into Elite Pharmaceuticals Nevada upon the terms and conditions herein provided;

WHEREAS, the respective boards of directors of Elite Pharmaceuticals Nevada and Elite Pharmaceuticals Delaware have approved this Plan; and

WHEREAS, the respective shareholders of Elite Pharmaceuticals Nevada and Elite Pharmaceuticals Delaware have approved this Plan.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Elite Pharmaceuticals Delaware and Elite Pharmaceuticals Nevada hereby agree to merge as follows:

1.
Merger. Subject to the terms and conditions hereinafter set forth, Elite Pharmaceuticals Delaware shall be merged with and into Elite Pharmaceuticals Nevada, with Elite Pharmaceuticals Nevada to be the surviving corporation in the merger (the “Merger”). The Merger shall be effective on the later of the date and time (the “Effective Time”) that a properly executed certificate of merger consistent with the terms of this Plan and Section 252 of the Delaware General Corporation Law (the “DGCL”) is filed with the Secretary of State of Delaware or articles of merger are filed with the Secretary of the State of Nevada as required by Section 92A.200 of the Nevada Revised Statutes (the “NRS”).

2.	Principal Office of Elite Pharmaceuticals Nevada. The address of the principal office of Elite Pharmaceuticals Nevada is 165 Ludlow Avenue, Northvale, New Jersey 07647.

3.
Corporate Documents. The Articles of Incorporation of Elite Pharmaceuticals Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Articles of Incorporation of Elite Pharmaceuticals Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of Elite Pharmaceuticals Nevada, as in effect immediately prior to the Effective Time, shall continue to be the Bylaws of Elite Pharmaceuticals Nevada as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable law.

4.
Directors and Officers. The directors and officers of Elite Pharmaceuticals Delaware at the Effective Time shall be and become directors and officers, holding the same titles and positions, of Elite Pharmaceuticals Nevada at the Effective Time, and after the Effective Time shall serve in accordance with the Bylaws of Elite Pharmaceuticals Nevada.

5.
Succession. At the Effective Time, Elite Pharmaceuticals Nevada shall succeed to Elite Pharmaceuticals Delaware in the manner of and as more fully set forth in Section 259 of the DGCL and in Section 92A.250 of the NRS.

6.
Further Assurances. From time to time, as and when required by Elite Pharmaceuticals Nevada or by its successors and assigns, there shall be executed and delivered on behalf of Elite Pharmaceuticals Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to confer of record or otherwise in Elite Pharmaceuticals Nevada the title to and possession of all the interests, assets, rights, privileges, immunities, powers, franchises and authority of Elite Pharmaceuticals Delaware, and otherwise to carry out the purposes and intent of this Plan, and the officers and directors of Elite Pharmaceuticals Nevada are fully authorized in the name and on behalf of Elite Pharmaceuticals Delaware or otherwise to take any and all such actions and to execute and deliver any and all such deeds and other instruments.

7.
Common and Preferred Stock of Elite Pharmaceuticals Delaware. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof: (i) each share of Delaware Common Stock outstanding immediately prior thereto shall be changed and converted automatically into one fully paid and nonassessable share of Nevada Common Stock and (ii) each share of Delaware B Preferred, Delaware C Preferred and Delaware E Preferred outstanding immediately prior thereto shall be changed and converted automatically into, respectively, one fully paid and nonassessable share of Nevada B Preferred, Nevada C Preferred and Nevada E Preferred.

8.
Stock Certificates. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of Delaware Common Stock and shares of Delaware Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent shares of Nevada Common Stock and Nevada Preferred Stock into which the shares of the Delaware Common Stock and Delaware Preferred Stock, respectively, represented by such certificates have been converted as herein provided. The registered owner on the books and records of Elite Pharmaceuticals Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Elite Pharmaceuticals Nevada or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Delaware Common Stock and Delaware Preferred Stock evidenced by such outstanding certificate as above provided.

9.
Options; Warrants. Each option, warrant or other right to purchase shares of Delaware Common Stock or Delaware Preferred Stock, which are outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option, warrant or right to purchase, respectively, one share of Nevada Common Stock or Nevada Preferred Stock as the case may be at an exercise or purchase price per share equal to the exercise or purchase price applicable to the option, warrant or other right to purchase Delaware Common Stock or Delaware Preferred Stock, as the case may be.

10.
Common Stock of Elite Pharmaceuticals Nevada. At the Effective Time, the previously outstanding Ten shares of Nevada Common Stock registered in the name of Elite Pharmaceuticals Delaware shall, by reason of the Merger, be reacquired by Elite Pharmaceuticals Nevada, shall be retired and shall resume the status of authorized and unissued shares of Nevada Common Stock, and no shares of Nevada Common Stock or other securities of Elite Pharmaceuticals Nevada shall be issued in respect thereof.

11.
Amendment. The Boards of Directors of Elite Pharmaceuticals Delaware and Elite Pharmaceuticals Nevada may amend this Plan at any time prior to the Merger, provided that an amendment made subsequent to the adoption of the Plan by the sole shareholder of Elite Pharmaceuticals Nevada or the stockholders of Elite Pharmaceuticals Delaware shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for the Delaware Common Stock or Delaware Preferred Stock, (ii) alter or change any term of the articles of incorporation of Elite Pharmaceuticals Nevada, as the surviving corporation to the Merger, or (iii) alter or change any of the terms and conditions of the Plan if such alteration or change would adversely affect the holders of Delaware Common Stock or Delaware Preferred Stock.

12.
Abandonment. At any time before the Effective Time, this Plan may be terminated and the Merger contemplated hereby may be abandoned by the Board of Directors of either Elite Pharmaceuticals Delaware or Elite Pharmaceuticals Nevada or both, notwithstanding approval of this Plan by the sole shareholder of Elite Pharmaceuticals Nevada or the stockholders of Elite Pharmaceuticals Delaware, or both.

13.
Rights and Duties of Elite Pharmaceuticals Nevada. At the Effective Time and for all purposes the separate existence of Elite Pharmaceuticals Delaware shall cease and shall be merged with and into Elite Pharmaceuticals Nevada which, as the surviving corporation, shall thereupon and thereafter possess all the rights, privileges, immunities, licenses and franchises (whether of a public or private nature) of Elite Pharmaceuticals Delaware; and all property (real, personal and mixed), all debts due on whatever account, all choices in action, and all and every other interest of or belonging to or due to Elite Pharmaceuticals Delaware shall continue and be taken and deemed to be transferred to and vested in Elite Pharmaceuticals Nevada without further act or deed; and the title to any real estate, or any interest therein, vested in Elite Pharmaceuticals Delaware shall not revert or be in any way impaired by reason of such Merger; and Elite Pharmaceuticals Nevada shall thenceforth be responsible and liable for all the liabilities and obligations of Elite Pharmaceuticals Delaware; and, to the extent permitted by law, any claim existing, or action or proceeding pending, by or against Elite Pharmaceuticals Delaware may be prosecuted as if the Merger had not taken place, or Elite Pharmaceuticals Nevada may be substituted in the place of such corporation. Neither the rights of creditors nor any liens upon the property of Elite Pharmaceuticals Delaware shall be impaired by the Merger. If at any time Elite Pharmaceuticals Nevada shall consider or be advised that any further assignment or assurances in law or any other actions are necessary or desirable to vest the title of any property or rights of Elite Pharmaceuticals Delaware in Elite Pharmaceuticals Nevada according to the terms hereof, the officers and directors of Elite Pharmaceuticals Nevada are empowered to execute and make all such proper assignments and assurances and do any and all other things necessary or proper to vest title to such property or other rights in Elite Pharmaceuticals Nevada, and otherwise to carry out the purposes of this Plan.

14.
Consent to Service of Process. Elite Pharmaceuticals Nevada hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Elite Pharmaceuticals Delaware, as well as for enforcement of any obligation of Elite Pharmaceuticals Nevada arising from the Merger. Elite Pharmaceuticals Nevada hereby irrevocably appoints the Secretary of State of the State of Delaware and the successors of such officer its attorney in fact in the State of Delaware upon whom may be served any notice, process or pleading in any action or proceeding against it to enforce against Elite Pharmaceuticals Nevada any obligation of Elite Pharmaceuticals Delaware. In the event of such service upon the Secretary of State of the State of Delaware or the successors of such officer, such service shall be mailed to the principal office of Elite Pharmaceuticals Nevada at 165 Ludlow Avenue, Northvale New Jersey 07647.

Signature Page Follows

IN WITNESS WHEREOF, this Agreement and Plan of Merger, having first been duly approved by resolution of the Boards of Directors of Elite Pharmaceuticals Delaware and Elite Pharmaceuticals Nevada, has been executed on behalf of each of said two corporations by their respective duly authorized officers.

ELITE PHARMACEUTICALS, INC. a Delaware corporation

By:	/s/ Chris Dick
Chris Dick, President

ELITE PHARMACEUTICALS, INC. a Nevada corporation

By:	/s/ Chris Dick
Chris Dick, President